Exhibit 4.31

AMENDMENT TO CONVERTIBLE NOTE PURCHASE AGREEMENT

This AMENDMENT TO CONVERTIBLE NOTE PURCHASE Agreement (this “Amendment”) is made and effective as of June 13, 2016 (the “Effective Date of Amendment”) by and among Bitauto Holdings Limited, a Cayman Islands company (the “Company”), PA Grand Opportunity Limited, a British Virgin Islands company (the “Purchaser Representative”), and the purchasers named in the Purchase Agreement (defined below) (the “Purchasers”). The Company, the Purchaser Representative and the Purchasers are hereinafter also referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

A The Parties entered into a convertible note purchase agreement dates as of June 6, 2016 (the “Purchase Agreement”).

B The Parties intend to clarify the aggregate amount of principal value and the aggregate amount of purchase price contemplated under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          DEFINITIONS AND INTERPRETATION.

Capitalized terms used herein shall have, unless expressly defined in this Amendment, the same meanings as ascribed to such terms in the Agreement.

2.          AMENDMENTS TO THE AGREEMENT.

The Parties hereby agree the following amendments to the Agreement:

2.1.	Section 2.1 of the Purchase Agreement is amended and restated in full to read as follows:

“2.1 Sale and Issuance of the Notes. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue and sell to the Purchasers the Notes with an aggregate principal value of US$150,000,000 allocated in accordance with the Schedule of Purchasers and, in exchange, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, the Purchasers jointly and severally agree to subscribe for and purchase the Notes from the Company for an aggregate price of US$150,000,000 (being 100% of the face value thereof) (the “Purchase Price”).”

2.2.	Schedule 2 of the Purchase Agreement is amended and restated in full to read as follows:

Name	Jurisdiction	Address	Note Allocation
PA Grand Opportunity Limited	British Virgin Islands	Commence Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands	US$150,000,000

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3.          GENERAL PROVISIONS.

3.1.          Save and except as specifically contemplated herein, the provisions of the Purchase Agreement remain in full force and effect, un-amended as of the date hereof.

3.2.          This Amendment is governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law rules thereunder.

3.3.          This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

3.4.          The dispute resolution mechanism under Section 6.2 and Section 6.12 of the Purchase Agreement shall apply mutatis mutandis to any dispute arising from or in connection with this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date of Amendment first set forth above.

BITAUTO HOLDINGS LIMITED

By:	/s/ Bin Li
Name:
Title:

[Signature Page to Amendment to Convertible Note Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date of Amendment first set forth above.

PA GRAND OPPORTUNITY Limited

as a Purchaser and the Purchaser Representative for and on behalf of all Purchasers

By:	/s/ Jon Robert Lewis
	Name:	Jon Robert Lewis
	Title:	Director of PAX Secretaries Limited

[Signature Page to Amendment to Convertible Note Purchase Agreement]

EXECUTION VERSION

CONVERTIBLE NOTE PURCHASE AGREEMENT

by and among

BITAUTO HOLDINGS LIMITED

PA GRAND OPPORTUNITY LIMITED

and

PURCHASERS NAMED HEREIN

Dated as of June 6, 2016

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SCHEDULE 1	SIGNIFICANT SUBSIDIARIES
SCHEDULE 2	SCHEDULE OF PURCHASERS
EXHIBIT A	FORM OF CONVERTIBLE NOTE
EXHIBIT B	FORM OF OPINION OF CAYMAN ISLANDS COUNSEL
EXHIBIT C	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT D	FORM JOINDER

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THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made on June 6, 2016, by and among:

(1)          Bitauto Holdings Limited, a Cayman Islands company (the “Company”);

(2)          PA Grand Opportunity Limited, a British Virgin Islands company (the “Purchaser Representative”); and

(3)          the purchasers listed in the Schedule of Purchasers (the “Purchasers”).

WITNESSETH:

WHEREAS, the Company desires to issue, sell and deliver to the Purchasers, and the Purchasers desire to purchase from the Company, the Notes (as defined below) pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Company, the Purchaser Representative and the Purchasers desire to enter into this Agreement on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
Definitions and Interpretation

Section 1.1           Definitions. As used herein, the following terms shall have the meanings set forth below:

“2006 Plan” means the Company’s share incentive plan, adopted on December 31, 2006.

“2010 Plan” means the Company’s share incentive plan, adopted on February 8, 2010.

“2012 Plan” means the Company’s share incentive plan, adopted on August 7, 2012.

“Accounting Principles” means (i) with respect to any date or period on or prior to December 31, 2015, the International Financial Reporting Standards as issued by the International Accounting Standards Board, and (ii) with respect to any date or period after December 31, 2015, the Generally Accepted Accounting Principles of the United States.

“Additional Affiliate Holders” means, to the extent applicable, additional holders of the Notes or any portion thereof that are Affiliates of the Purchaser Representative.

“ADR” shall have the meaning ascribed to this term in Section 3.1(c).

“ADS” means an American depositary share, representing one Ordinary Share of the Company as of the date hereof.

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning ascribed to this term in the preamble hereto.

“Anti-Money Laundering Laws” shall have the meaning ascribed to this term in Section 3.1(f)(iv).

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the Cayman Islands, the State of New York, Beijing, Shanghai or Hong Kong are required by Law to be closed.

“Closing” shall have the meaning ascribed to this term in Section 2.2(a).

“Closing Date” shall have the meaning ascribed to this term in Section 2.2(a).

“Company” has the meaning ascribed to this term in the preamble hereto.

“Company Financial Statements” shall have the meaning ascribed to this term in Section 3.1(h)(ii).

“Company Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), prospects, results of operations, shareholders’ equity, assets or liabilities of the Company and the Significant Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to duly perform its obligations under this Agreement, the Registration Rights Agreement or the Notes; provided, however, that for purposes of clause (a) above, no change, event, circumstance, development or effect attributable to or resulting from any of the following shall be deemed to be, or taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) changes, events, developments or circumstances in or affecting general economic conditions or the securities, credit or financial markets in general (including interest rates and exchange rates), (ii) changes, events, developments or circumstances generally affecting the industries in which any of the Company and the Significant Subsidiaries operate, (iii) changes or developments in the Accounting Principles, other applicable accounting rules or applicable Law, or the enforcement or interpretation thereof, or changes or developments in political, regulatory or legislative conditions, (iv) changes, events, circumstances or developments resulting from any weather-related or other force majeure event or natural disaster (including hurricane, tornado, flood, earthquake, tsunami or volcano eruption) or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism, (v) any failure by the Company or any of the Significant Subsidiaries to meet any internal or published projections, forecasts, estimates or projections or analysts’ expectations in respect of revenues, cash flow, earnings or other financial or operating metrics for any period or (vi) any changes in the market price or trading volume of Ordinary Shares or ADSs; provided, however, that (x) the underlying cause(s) of such change or failure shall not be excluded in the case of clauses (v) and (vi) (unless otherwise excepted under the foregoing clauses (i) through (iv)) and (y) any changes, events, circumstances or developments referred to in clauses (i), (ii), (iii) and (iv) shall not be excluded to the extent the same disproportionately affect (individually or together with other changes, events, circumstances or developments) the Company and the Significant Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same principal industries in which the Company and the Significant Subsidiaries operate.

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“Company SEC Documents” shall have the meaning ascribed to this term in Section 3.1(h)(i).

“Conversion ADSs” means the ADSs into which the Notes are convertible.

“Conversion Shares” means the Ordinary Shares represented by the Conversion ADSs.

“Credit Support Documents” shall have the meaning ascribed to this term in the Swap Agreement.

“Deposit Agreement” means the deposit agreement dated November 2010 between the Company and the Depositary.

“Depositary” means Citibank, N.A., the depositary of the Company’s ADS program.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” shall have the meaning ascribed to this term in Section 3.1(f)(ii).

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, judicial, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any stock exchange or self-regulatory organization (including the NYSE) with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indenture” means the indenture dated as of the Closing Date between the Company and the Trustee.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents and applications therefor, including provisional applications, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property or proprietary rights.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, claim, security interest, easement, covenant, restriction, reservation, defect in title, encroachment or other encumbrance, lien (choate or inchoate), charge, equity, or other restriction or limitation, whether arising by contract or under Law.

“Lock-up Period” shall have the meaning ascribed to this term in Section 5.4.

“Lock-up Securities” shall have the meaning ascribed to this term in Section 5.4.

“Notes” means the convertible note(s) issued to the Purchasers in the aggregate principal value set forth in Section 2.1 pursuant to this Agreement, the form of which is attached hereto as Exhibit A.

“NYSE” means The New York Stock Exchange.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.00004 per ordinary share.

“Permits” shall have the meaning ascribed to this term in Section 3.1(f)(v).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

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“PFIC” shall have the meaning ascribed to this term in Section 3.1(r).

“Proceeding” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, investigation or public inquiry commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Purchase Price” shall have the meaning ascribed to this term in Section 2.1.

“Purchaser Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the authority or ability of a Purchaser to duly perform its obligations under this Agreement.

“Purchaser Representative” shall have the meaning ascribed to this term in the preamble hereto.

“Registration Rights Agreement” shall have the meaning ascribed to this term in Section 2.2(d)(iii).

“Sanctions” shall have the meaning ascribed to this term in Section 3.1(f)(iii).

“Sarbanes-Oxley Act” shall have the meaning ascribed to this term in Section 3.1(h)(i).

“Schedule of Purchasers” means the Schedule 2 hereto, which may be updated in accordance with this Agreement from time to time on or prior to the Closing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiaries” means the entities set forth on Schedule 1 hereto.

“Structured Entities” shall have the meaning ascribed to this term in Section 3.1(p).

“Subscription Agreement” means the subscription agreement to be entered into by and among the Company, JD.com Global Investment Limited, Morespark Limited, and Baidu Holdings Limited on the date hereof.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with the Accounting Principles or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

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“Swap Agreement” means the 2016 ISDA Master Agreement and the Confirmation regarding Corporate Convertible Bond Total Return Swap, each dated as of the date hereof, by and between PA Grand Opportunity Limited and Ease Win Enterprises Limited.

“Trustee” means a reputable bank to be engaged by the Company prior to Closing to act as the trustee for the Notes.

Section 1.2          Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)          The words “party” and “parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(b)          When a reference is made in this Agreement to an article, section or clause, such reference is to an article, section or clause of this Agreement.

(c)          The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(e)          The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)          All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g)         The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h)         The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i)          The term “US$” means United States Dollars.

(j)          The term “days” shall refer to calendar days.

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(k)          The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l)          A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m)          References herein to any gender include the other gender.

(n)          The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II
Purchase and Sale of the Notes

Section 2.1          Sale and Issuance of the Notes. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue and sell to the Purchasers the Notes with an aggregate principal value up to US$150,000,000 allocated in accordance with the Schedule of Purchasers and, in exchange, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, the Purchasers jointly and severally agree to subscribe for and purchase the Notes from the Company for an aggregate price up to US$150,000,000 (being 100% of the face value thereof) (the “Purchase Price”).

Section 2.2          Closing.

(a)          Subject to the satisfaction or waiver of the conditions set forth in Article IV, the closing of the transactions described in this Agreement (the “Closing”) shall occur at 10:00 a.m., Hong Kong time, on a date as the parties hereto shall mutually agree in writing (the “Closing Date”).

(b)          The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other place as the parties hereto shall mutually agree in writing.

(c)          At the Closing, the Purchasers shall jointly and severally pay and deliver the Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method as the parties hereto may mutually agree, of immediately available funds to a bank account designated in writing by the Company to the Purchaser Representative at least two (2) Business Days prior to the Closing.

(d)         At the Closing, the Company shall

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(i)          deliver to each of the Purchaser a Note dated as of the Closing Date and registered in the name of the applicable Purchaser;

(ii)         deliver to the Purchaser Representative an opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Company, dated as of the Closing Date and substantially in the form attached hereto as Exhibit B;

(iii)        execute and deliver to the Purchasers the Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

(iv)        deliver to the Purchaser Representative a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in Section 4.1(a) and (b) hereof have been fulfilled and in form and substance reasonably satisfactory to the Purchaser Representative;

(v)         deliver to the Purchaser Representative reasonable evidence of the Notes being accepted for clearing through Euroclear (including without limitation the availability of ISIN Code and the Common Code); and

(vi)        deliver to the Purchaser Representative a copy of the Indenture for the Notes duly executed by the Company and the Trustee.

Section 2.3          Purchasers and Purchaser Representative.

(a)         On or prior to the Closing, by a written notice to the Company at least three (3) Business Days in advance, the Purchaser Representative may update the Schedule of Purchasers to include the names of additional Purchasers and allocation of the Notes among multiple Purchasers, provided that (i) each of such Purchasers shall be an Affiliate of the Purchaser Representative, and (ii) each of such Purchasers shall have signed a joinder substantially in the form attached hereto as Exhibit D to become a party to this Agreement as a Purchaser prior to or upon Closing.

(b)         Each of the Purchasers hereby constitutes and appoints, and to the extent applicable shall cause each Additional Affiliate Holder to appoint, the Purchaser Representative as its representative and its true and lawful attorney-in-fact, with full power and authority in each of its name and on behalf of each of them:

(i)          to act on behalf of each of the Purchasers or any one of them in the absolute discretion of the Purchaser Representative, with respect to all provisions hereof;

(ii)         in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, notices, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions hereof; and

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(iii)        to act in accordance with Section 5.5.

(c)          The appointment and grant of power and authority in accordance with Section 2.3(b) is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Purchaser or any Additional Affiliate Holder or by operation of law. Each of the Purchasers and applicable Additional Affiliate Holders hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Purchaser Representative pursuant to this Agreement. The Company shall not be liable to any Purchaser or any Additional Affiliate Holder for its reliance on any action taken or omitted to be taken by the Purchaser Representative on behalf of the Purchaser or Additional Affiliate Holder pursuant to the power and authority conferred in Section 2.3(b). Each of the Purchasers and applicable Additional Affiliate Holders agrees that the Company shall be entitled to rely on any agreement, settlement, notice, waiver, decision, act, consent or instruction of the Purchaser Representative, including an amendment, extension or waiver of this Agreement, and that each action of the Purchaser Representative pursuant to the power and authority conferred in Section 2.3(b) shall constitute a decision of all the Purchasers and any Additional Affiliate Holders and shall be final, binding and conclusive upon all the Purchasers and any Additional Affiliate Holders as if all the Purchasers and any Additional Affiliate Holders had taken such action.

ARTICLE III
Representations and Warranties

Section 3.1           Representations and Warranties of the Company. Except as set forth in the Company SEC Documents (excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act or the Exchange Act), in connection with the transactions provided for herein, the Company hereby represents and warrants to the Purchasers that, as of the date hereof and as of the Closing:

(a)          Organization, Good Standing and Qualification. The Company is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each of the Company’s Significant Subsidiaries is duly incorporated or organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its incorporation or organization. The Company and each of its Significant Subsidiaries has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Company Material Adverse Effect.

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(b)          Authorization. The Company has all requisite corporate power to enter into this Agreement, the Registration Rights Agreement and the Notes and to carry out and perform its obligations hereunder and thereunder. The execution, delivery and performance of each of this Agreement, the Registration Rights Agreement and the Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company, its officers, directors and shareholders. Each of this Agreement, the Registration Rights Agreement and the Notes has been or will be (as appropriate) duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser Representative or the Purchasers, as appropriate, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by any one or more shareholders of the Company is required in connection with this Agreement, the Registration Rights Agreement or the Notes, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, including issuance of the Conversion ADSs and Conversion Shares.

(c)          Valid Issuance. The Notes have been duly and validly authorized for issuance and sale to the Purchasers by the Company, and when issued and delivered by the Company against payment therefor by the Purchasers in accordance with the terms of this Agreement, the Notes will be legally binding and valid obligations of the Company and enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. At or prior to the Closing and at all times thereafter, the Company will have authorized and have available for issuance at least the number of Ordinary Shares to be deposited with the Depositary in respect of the Conversion ADSs into which the Notes may be converted. The Conversion Shares and Conversion ADSs have been duly authorized for issuance and, when issued upon conversion of the Notes will be duly and validly issued, fully paid and non-assessable, assuming due issuance of the Conversion ADSs by the Depositary, and will not be subject to any pre-emptive or similar rights and will rank pari passu in all respects with all other existing Ordinary Shares and ADSs. For the purposes of this representation, the term “non-assessable” in relation to the Conversion Shares and Conversion ADSs means that holders of such Conversion Shares and Conversion ADSs, having fully paid up all amounts due on such Conversion Shares and Conversion ADSs, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Conversion Shares and Conversion ADSs. The Deposit Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Depositary, constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon due execution and delivery by the Depositary of American depositary receipts (“ADRs”) evidencing the Conversion ADSs to be issued upon conversion of the Notes and the deposit of the Conversion Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued and the holders of such ADRs will be entitled to the rights specified therein and in the Deposit Agreement.

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(d)          No Violation. The execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Notes, the issuance of the Conversion ADSs and Conversion Shares and the consummation of the other transactions contemplated hereby and thereby, do not and will not (i) violate, conflict with or result in the breach of any provision of the memorandum and articles of association (or similar organizational documents) of the Company or any of its Significant Subsidiaries, (ii) subject to the truth and accuracy of the representations and warranties of the Purchasers in Section 3.2, conflict with or violate any Law or Governmental Order applicable to the Company or any of its Significant Subsidiaries or the assets, properties, businesses or operations of the Company or any of its Significant Subsidiaries or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Significant Subsidiaries is a party or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Significant Subsidiaries, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation, cancellation or encumbrance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          Consents and Approvals. Subject to the truth and accuracy of the representations and warranties of the Purchasers in Section 3.2, the execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Notes, and the issuance of the Conversion ADSs and Conversion Shares and the consummation of the other transactions contemplated hereby and thereby, do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or any other party.

(f)          Compliance with Applicable Laws; Permits.

(i)          Each of the Company and each of its Significant Subsidiaries (A) is, and has at all times since December 31, 2015 through the date hereof been, in compliance with applicable Laws and (B) to the knowledge of the Company, since December 31, 2015 through the date hereof, has not received notice from any Governmental Authority alleging that the Company or any of its Significant Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (A) and (B), for such non-compliance and violations that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, no investigation or review by any Governmental Authority with respect to the Company or any of its Significant Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

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(ii)         Neither the Company nor any of its Subsidiaries nor any of the Company’s or its Subsidiaries’ directors, officers, agents, employees or Affiliates, in their capacity as a director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries has taken any action that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption Laws to which they may be subject, (B) the Company and its Subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA and any other applicable anti-corruption Laws to which they may be subject and (C) the Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(iii)        None of the Company, its Subsidiaries and, the Company’s and its Subsidiaries’ respective directors, officers, and to the Company’s knowledge, employees, representatives, agents or Affiliates has conducted or entered into a contract to conduct any transaction with the governments or any sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently, or at the time such transaction was conducted or such contract entered into were, subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”); and neither the Company nor any of its Subsidiaries has financed the activities of any person currently subject to any Sanctions. The Company will not directly or indirectly use the proceeds from the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to any Sanctions.

(iv)        None of the Company, its Subsidiaries and, the Company’s and its Subsidiaries’ respective directors, officers, and to the Company’s best knowledge, employees, representatives, agents or affiliates, has violated, and the Company’s participation in the transaction contemplated hereby will not violate, any Anti-Money Laundering Laws (as defined below). As used herein, “Anti-Money Laundering Laws” means all applicable Laws regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the USA Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures published by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, in each case as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder. There is no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Anti-Money Laundering Laws that is pending or, to the best knowledge of the Company after due inquiry, threatened.

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(v)         Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Significant Subsidiaries have, and at all times since December 31, 2015 have had and have been in compliance with, all licenses, permits, qualifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under applicable Laws, necessary to conduct the business of the Company and its Significant Subsidiaries, (B) since December 31, 2015 through the date hereof, neither the Company nor any of its Significant Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit and (C) each such Permit has been validly issued or obtained and is in full force and effect.

(g)          Capitalization; Significant Subsidiaries.

(i)          The authorized capital stock of the Company consists of 1,250,000,000 Ordinary Shares, of which 60,444,168.5 were issued and outstanding as of March 31, 2016. The Company has not issued any shares of capitals stock since March 31, 2016 except pursuant to exercise of the outstanding share options disclosed in paragraph (ii) below and pursuant to the Subscription Agreement. Except as set forth in this Section 3.1(g) and in the Subscription Agreement, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding Ordinary Shares and ADSs have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities Laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right; upon issuance, the Conversion ADSs will be duly listed and admitted and authorized for trading on the NYSE.

(ii)         As of March 31, 2016, options to purchase 189,301.5 Ordinary Shares and 155,000 restricted share units were outstanding under the 2006 Plan; options to purchase 1,638,145.5 Ordinary Shares and 107,588 restricted share units were outstanding under the 2010 Plan; and 876,330 restricted share units were granted and outstanding under the 2012 Plan. The Company has not issued any share options or restricted share units since March 31, 2016.

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(iii)        Except as set forth above in this Section 3.1(g) and in the Subscription Agreement, there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The authorized capital stock of the Company is sufficient to accommodate any and all issuances of Ordinary Shares or ADSs upon conversion of the Notes.

(iv)        All outstanding shares of capital stock or other securities of the Significant Subsidiaries are duly authorized, validly issued, fully paid and non-assessable (except for Beijing Xinbao Information Technology Company Limited, which has a registered capital of RMB400,000,000 of which RMB250,000,000 has been paid while the remaining RMB150,000,000 has not become payable yet, and Bitauto (Tianjin) Commerce Company Limited, which has a registered capital of RMB20,000,000 of which RMB5,000,000 has been paid while the remaining RMB15,000,000 has not become payable yet) and all such shares or other securities of the Significant Subsidiaries (except for directors’ qualifying shares or other ownership interests required to be held by directors under applicable Law) are owned or controlled, directly or indirectly, by the Company free and clear of any Liens except as disclosed in the Company SEC Documents.

(v)         Other than the Significant Subsidiaries set forth on Schedule 1, there are no Subsidiaries that meet the definition of a “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

(h)          SEC Matters; Financial Statements.

(i)          The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC during the period since December 31, 2015 (the “Company SEC Documents”). None of the Significant Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnishing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to the Company SEC Documents (as the case may be) and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(ii)         The financial statements (including any related notes) contained in the Company SEC Documents (collectively, the “Company Financial Statements”): (A) were prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby and (B) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.

(iii)        The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Principles, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. There are no material weaknesses or significant deficiencies in the Company’s internal controls. The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2015, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(iv)        The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

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(v)         Neither the Company nor any of its Significant Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement, arrangement or undertaking (including any contract, agreement, arrangement or undertaking relating to any transaction or relationship between or among one or more of the Company and/or any of its Significant Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract, agreement, arrangement or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Significant Subsidiaries in the Company’s or such Significant Subsidiary’s published financial statements or other Company SEC Documents.

(i)          Absence of Certain Changes. Since December 31, 2015, (i) the Company and its Significant Subsidiaries have operated in the ordinary course of business in all material respects and (ii) there has not been a Company Material Adverse Effect.

(j)          No Undisclosed Liabilities. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Significant Subsidiaries has any liabilities or obligations of a type required to be reflected on a balance sheet in accordance with the Accounting Principles other than (i) liabilities or obligations disclosed and provided for in the Company Financial Statements or in the notes thereto, (ii) liabilities or obligations that have been incurred by the Company or its Significant Subsidiaries since December 31, 2015 in the ordinary course of business or (iii) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement or the Registration Rights Agreement.

(k)          Litigation.

(i)          As of the date of this Agreement, there is no pending Proceeding, and, to the knowledge of the Company, since December 31, 2015, no Person has threatened to commence any Proceeding: (i) against the Company or any of its Significant Subsidiaries or any director or officer thereof (in their capacity as such), in each case, as would have, if decided adversely, individually or in the aggregate, a Company Material Adverse Effect or (ii) that challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the transactions contemplated by this Agreement or the Registration Rights Agreement.

(ii)         There is no Governmental Order in effect to which the Company or any of its Significant Subsidiaries is a party or subject which materially interferes with the business of the Company and its Significant Subsidiaries as currently conducted, taken as a whole.

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(l)          Intellectual Property. The Company owns, or possesses the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except for failures to so own, or so possess the right to use, that would not have a Company Material Adverse Effect. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Significant Subsidiaries infringes upon any rights held by any other Person, except for such infringements that would not have a Company Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(m)        Investment Company. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n)          Offering. Subject to the truth and accuracy of the representations and warranties of the Purchasers in Section 3.2, the offer, sale and issuance of the Notes are conducted outside the United States in an “offshore transaction” as defined in Rule 902 of Regulation S under the Securities Act and are exempt from the registration requirements of the Securities Act in reliance upon Regulation S and the Notes are not required to be qualified under the Trust Indenture Act of 1939. No “directed selling efforts” as defined in Rule 902 of Regulation S under the Securities Act have been made in the United States by the Company or any person acting on its behalf in connection with the Notes.

(o)        Listing. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and the ADSs are listed on the NYSE, and the Company has no action pending to terminate the registration of the Ordinary Shares under the Exchange Act or delist the ADSs from NYSE, nor has the Company received any notification that the SEC or the NYSE is currently contemplating terminating such registration or listing. The Company is not in violation of any listing requirements of the NYSE and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the NYSE in the foreseeable future.

(p)        Structured Entities. The Company controls the structured entities set forth on Schedule 1 (the “Structured Entities”) through a series of contractual arrangements and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of the contractual arrangements with the Structured Entities.

(q)        Transactions with Directors and Officers. None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as officers and directors including director indemnity agreements, or the contractual arrangement that the Company uses to control its Structured Entities), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or, to the knowledge of the Company, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner, other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements under the 2006 Plan, 2010 Plan or the 2012 Plan.

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(r)         Passive Foreign Investment Company. The Company reasonably believes that there is a significant risk that the Company will be a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297(a) of the United States Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder for the taxable year ending December 31, 2016 and future taxable years, but the Company has no plan or intention to conduct its business in a manner that would be reasonably expected to result in the Company becoming a PFIC in the future under current laws and regulations.

(s)         Brokers. Neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or the Registration Rights Agreement whose fees the Purchasers would be required to pay.

(t)         No Additional Representations. The Company acknowledges that the Purchasers make no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, the Registration Rights Agreement or in any certificate delivered by the Purchasers to the Company in accordance with the terms hereof and thereof.

Section 3.2          Representations and Warranties of the Purchasers. In connection with the transactions provided for herein, the Purchasers hereby jointly and severally represent and warrant to the Company that, as of the date hereof and as of the Closing:

(a)         Existence and Power. Each of the Purchasers is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement, the Registration Rights Agreement and the Notes, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)         Authorization. Each of the Purchasers has all requisite corporate or similar power to enter into this Agreement and the Registration Rights Agreement and to carry out and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by each of the Purchaser have been duly authorized by all necessary corporate or similar action on the part of the applicable Purchaser, its officers, directors and shareholders. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the applicable Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligation of the applicable Purchaser, enforceable against the applicable Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by its shareholders is required in connection with this Agreement, the Registration Rights Agreement and the Notes, the performance by it of its obligations hereunder and thereunder, or the consummation by each of the Purchasers of the transactions contemplated hereby and thereby.

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(c)          Purchase Entirely for Own Account. Other than as contemplated in the Swap Agreement and the Credit Support Documents, each of the Purchasers is acquiring the Notes for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. Each of the Purchasers acknowledges that it can bear the economic risk of its investment in the Notes, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes.

(d)          No Violation. The execution, delivery and performance by each of the Purchasers of this Agreement, the Registration Rights Agreement and the Notes do not and will not (i) violate, conflict with or result in the breach of any provision of its memorandum and articles of association (or similar organizational documents), (ii) subject to the truth and accuracy of the representations and warranties of the Company in Section 3.1, conflict with or violate any Law or Governmental Order applicable to it or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or result in the creation of any Liens upon any of its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e)          Governmental Consents and Approvals. The execution, delivery and performance by each of the Purchasers of this Agreement, the Registration Rights Agreement and the Notes do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

(f)          Legend. The Purchasers understand that the certificate representing each of the Notes will bear a legend to the following effect:

“THIS NOTE AND THE SECURITIES REPRESENTED HEREBY WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO WERE NOT U.S. PERSONS AND WERE NOT PURCHASING FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR UNDER ANY OTHER SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.”

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(g)        Regulation S Placement. The Purchasers understand that (a) the Notes have not been registered under the Securities Act or any state securities Laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (b) the Notes may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. Each of the Purchasers represents that it is not a U.S. person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act. Each of the Purchasers (w) has conducted its own investigation of the Company and the terms of this Agreement, the Registration Rights Agreement and the Notes, (x) has had access to the Company’s public filings and to such business, financial and other information as it deems necessary to make its investment decision, (y) has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment, and (z) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its purchase of the Notes.

(h)        Brokers. Neither the Purchasers nor any other Person authorized by the Purchasers to act on their behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or the Registration Rights Agreement whose fees the Company would be required to pay.

(i)          No Additional Representations. The Purchasers acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, the Registration Rights Agreement or in any certificate delivered by the Company to the Purchaser Representative or the Purchasers in accordance with the terms hereof and thereof.

ARTICLE IV
Conditions

Section 4.1         Conditions to the Purchasers’ Obligations. The obligations of the Purchasers under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchasers in their sole discretion:

(a)        The accuracy of the representations and warranties of the Company contained herein as of the date hereof and as of the Closing.

(b)        The performance by the Company of its material obligations hereunder to be performed on or before the Closing Date (which, for the avoidance of doubt, shall include but not limit to due execution and delivery of all the documents referred to Section 2.2(d) at the Closing).

(c)        The Company shall have obtained the written consent of ATA Global Management L.P. to allow directors of the Company to vote in favor of the transactions contemplated by this Agreement, the Registration Rights Agreement and the Notes.

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(d)        All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Registration Rights Agreement and the Notes and all other legal matters relating to this Agreement, the Registration Rights Agreement and the Notes and the transactions contemplated hereby and thereby shall be reasonably satisfactory in all material respects to the Purchasers, and the Company shall have furnished to the Purchasers all documents and information that they may reasonably request to enable them to pass upon such matters.

(e)        The Swap Agreement and the Credit Support Documents shall have been executed and delivered by the parties thereto (other than the Purchasers or any Affiliates of the Purchasers).

(f)         The Notes shall have been accepted for clearing through Euroclear.

(g)        There shall exist no event or condition that would constitute an Event of Default (as defined under the Notes).

Section 4.2          Conditions to the Company’s Obligations

. The obligations of the Company under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)        The accuracy of the representations and warranties of each of the Purchasers contained herein as of the date hereof and as of the Closing.

(b)        The performance by each of the Purchasers of its material obligations hereunder to be performed on or before the Closing Date.

Section 4.3          Conditions of Each Party’s Obligations. The obligations of the parties under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Company or the Purchasers, as applicable, in its sole discretion:

(a)        No Governmental Order or other Law preventing or making illegal the consummation of the transactions contemplated under this Agreement or the Registration Rights Agreement shall be in effect.

ARTICLE V
Covenants

Section 5.1           Conversion Shares and Conversion ADSs

. At any time that any portion of the Notes is outstanding, the Company shall cause to be maintained all authorizations required for the issuance of a number of Conversion Shares and Conversion ADSs which the Company may be liable to issue upon the conversion of the Notes from time to time remaining outstanding, in accordance with the terms and conditions of the Notes. All Conversion Shares and Conversion ADSs delivered upon conversion of the Notes shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and non-assessable and free of any Lien and shall not be subject to any pre-emptive rights or similar rights and shall rank pari passu in all respects with other existing Ordinary Shares and ADSs. The Company will use commercially reasonable efforts to cause any Conversion ADSs to be listed on the NYSE or, if the ADSs are no longer listed on the NYSE, the primary stock exchange or quotation system on which the ADSs or Conversion Shares are then listed by the Company.

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Section 5.2           Use of Proceeds. The Company shall use the proceeds from the issuance and sale of Notes pursuant to this Agreement solely for general capital expenditure use.

Section 5.3           Indenture. The Company shall engage a reputable bank to act as the Trustee for the Notes and duly authorize and execute the Indenture with the Trustee on or prior to Closing.

Section 5.4           Restriction on Sale of ADSs and Ordinary Shares

. For the period of ninety (90) days after the Closing Date (the “Lock-up Period”), other than pursuant to the Swap Agreement, the Credit Support Documents, and the Subscription Agreement, the Company will not, without the prior written consent of the Purchaser Representative, (i) directly or indirectly, offer, sell, pledge, contract to sell, announce the intention to sell, issue, lend, grant or purchase any option, right or warrant for the sale of, or otherwise dispose of or transfer, any ADSs, Ordinary Shares underlying the ADSs or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares (the “Lock-up Securities”), (ii) file or publicly disclose its intention to file any registration statement under the Securities Act with respect to any of the foregoing, or (iii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-up Securities, whether any such swap or transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of the Lock-up Securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the issuance of share options to the Company’s directors, officers, employees, consultants and advisors pursuant to the 2006 Plan, 2010 Plan or the 2012 Plan, or (B) the issuance of the Ordinary Shares and ADSs upon the exercise of share options issued by the Company pursuant to the 2006 Plan, 2010 Plan or the 2012 Plan.

Section 5.5           Purchaser Representative. Following the Closing until none of the Purchaser Representative and its Affiliates hold any Notes or any portion thereof, the Purchaser Representative shall act on behalf of (i) each of the Purchasers that hold Notes or any portion thereof and (ii) each of any Additional Affiliate Holders, in the absolute discretion of the Purchaser Representative, with respect to all provisions under the Notes except for Section 2.2, Article 3, and Section 5.1 of the Notes.

Section 5.6           Euroclear. The Company shall use commercially reasonable efforts to enable the Notes eligible for clearing through Euroclear on or prior to Closing.

Section 5.7           Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, the Registration Rights Agreement and the Notes, subject to the terms and conditions hereof and thereof and compliance with applicable Laws, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto or thereto in complying with the terms hereof or thereof.

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ARTICLE VI
Miscellaneous

Section 6.1           Successors and Assigns; No Third Party Beneficiaries. This Agreement and the rights and obligations herein may not be assigned by any party without the prior written consent of the other parties except that a Purchaser may assign this Agreement and all of its rights and obligations hereunder to any Affiliate of the Purchaser without any consent of the Company. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 6.2           Governing Law; Selection of Forum; Submission to Jurisdiction; Service of Process.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. The Company irrevocably consents and agrees, for the benefit of the Purchasers, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement or the Notes or the transactions contemplated herein or therein shall be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (i) irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues, (ii) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the Notes or the transactions contemplated herein or therein brought in any such court, (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iv) subject to Section 6.2(b), agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.5.

(b)          The Company irrevocably appoints Law Debenture Corporate Service Inc. as its authorized agent in the Borough of Manhattan, New York City, New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to Bitauto Holdings Limited, New Century Hotel Office Tower 6/F, No. 6 South Capital Stadium Road, Beijing 100044, People’s Republic of China, Attention: Mr. Bin Li, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect. If for any reason such agent shall cease to be such agent for service of process, the Company shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to the Purchasers a copy of the new agent’s acceptance of that appointment within ten Business Days of such acceptance. Nothing herein shall affect the right of the Purchasers to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the Company in any other court of competent jurisdiction. To the extent that the Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations hereunder or under the Notes.

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Section 6.3           Specific Performance. The Purchasers and the Company agree that irreparable damage would occur and that the Company and the Purchasers, as applicable, would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the Purchasers and the Company agree that in the event of any breach or threatened breach by the Company on the one hand and the Purchasers on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company and the Purchasers, as applicable, shall without the necessity of proving the inadequacy of money damages or posting a bond or other security be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained herein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.4           Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.5           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.5):

If to the Company, to:

Bitauto Holdings Limited

New Century Hotel Office Tower 6/F

No. 6 South Capital Stadium Road

Beijing 100044, People’s Republic of China
Attention: Mr. Bin Li
Facsimile: +86.10.6849.2200

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Z. Julie Gao, Esq.
Facsimile: +852.3740.4727

If to the Purchaser Representative and/or to the Purchasers, to:

PA Grand Opportunity Limited

Commence Chambers, P.O. Box 2208

Road Town, Tortola

British Virgin Islands

with a copy to:

15/F, AIA Central, Central, Hong Kong
Attention: Jon Lewis / Herman Fong
Facsimile: +1.284.494.2889

with a copy to:

Simpson Thacher & Bartlett

35/F, ICBC Tower

3 Garden Road Central

Hong Kong
Attention: Leiming Chen, Esq.
Facsimile: +852.2869.7694

Section 6.6           Fees and Expenses. At the Closing, the Company shall reimburse the Purchasers for 50% of the reasonable fees and expenses of Simpson Thacher & Bartlett LLP, counsel for the Purchasers, provided that the Company shall not be liable for any such fees and expenses in excess of US$100,000.

Section 6.7           Entire Agreement. Except as otherwise provided herein, this Agreement, the Registration Rights Agreement and the Notes and the other documents delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties and/or their Subsidiaries and Affiliates with respect to the subject matter of this Agreement.

Section 6.8           Amendment. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by or on behalf of each of the parties hereto.

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Section 6.9           Waiver and Extension. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 6.9 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 6.9 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 6.10         Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or any Governmental Order, such term or other provision shall be excluded from this Agreement and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and the Purchaser Representative shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both the Company and the Purchasers as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 6.11         Public Disclosure. Without limiting any other provision of this Agreement, the Purchaser Representative and the Company shall consult with each other and issue a joint press release with respect to the execution of this Agreement, the Registration Rights Agreement and the Notes and the transactions contemplated hereby and thereby. Thereafter, neither the Company nor the Purchasers, nor any of their respective Subsidiaries, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a party’s counsel deems such disclosure necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law), shall limit such disclosure to the information such counsel advises is required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party. Notwithstanding anything to the contrary in this Section 6.11, each of the Purchaser Representative and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company and do not reveal material, non-public information regarding the other parties or the transactions contemplated by this Agreement.

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Section 6.12         Waiver of Jury Trial. EACH OF THE COMPANY AND THE PURCHASERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.13         Further Assurances. From time to time, each party hereto shall execute and deliver to the other party hereto such additional documents and shall provide such additional information to such other party as such other party may reasonably require to carry out the terms of this Agreement, the Registration Rights Agreement and the Notes.

Section 6.14         Effectiveness. The provisions of this Agreement shall take effect upon the date first above written.

Section 6.15        Termination

(a)         This Agreement shall automatically terminate upon the earliest to occur of:

(i)          the written consent of each of the parties hereto; and

(ii)         by either the Company or the Purchaser Representative if the Closing shall not have occurred by the 90th day after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 6.15 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(b)          Upon any termination of this Agreement, this Agreement will have no further force or effect, provided, that no termination of this Agreement shall relieve any party hereto of liability for any breach of this Agreement prior to such termination.

[The rest of this page has deliberately been left blank]

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

BITAUTO HOLDINGS LIMITED

By:	/s/ Bin Li

Name:

Capacity:

[Signature Page to Convertible Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

PA GRAND OPPORTUNITY LIMITED

as a Purchaser and the Purchaser Representative for and on behalf of all Purchasers

By:	/s/ Jon Robert Lewis

Name:	Jon Robert Lewis

Capacity:	Director of PAX Secretaries Limited

In its capacity as the Director of PA Grand Opportunity Limited

[Signature Page to Convertible Note Purchase Agreement]

SCHEDULE 1
SIGNIFICANT SUBSIDIARIES

Subsidiaries

Bitauto Hong Kong Limited

Yixin Capital Limited

Yixin Capital Hong Kong Limited

Beijing Bitauto Internet Information Company Limited

Shanghai Yixin Financing Leasing Company Limited

Shanghai Techuang Advertising Company Limited

Bitauto (Xi’an) Information Technology Company Limited

Structured Entities

Beijing C&I Advertising Company Limited

Beijing Bitauto Information Technology Company Limited

Beijing Easy Auto Media Company Limited

Beijing Chehui Interactive Advertising Company Limited

Beijing Bitauto Interactive Advertising Company Limited

Beijing You Jie Information Company Limited

Beijing Xinbao Information Technology Company Limited

Bitauto (Tianjin) Commerce Company Limited

Beijing Bit EP Information Technology Company Limited

Beijing Bitcar Interactive Information Technology Company Limited

Beijing Runlin Automobile and Technology Company

Target Net (Beijing) Technology Company Limited

Beijing New Line Advertising Company Limited

Beijing BitOne Technology Company Limited

Beijing Yi Xin Information Technology Company Limited

Schedule 1

SCHEDULE 2

SCHEDULE OF PURCHASERS

Name	Jurisdiction	Address	Note Allocation
Pacific Alliance Asia Opportunity Fund L.P.	Cayman Islands	PO Box 472 2nd Floor, Harbour Place 103 South Church Street George Town, Grand Cayman KY1-1106 Cayman Islands	US$	85,000,000
PAG ASIA ALPHA LP	Cayman Islands	PO Box 472 2nd Floor, Harbour Place 103 South Church Street George Town, Grand Cayman KY1-1106 Cayman Islands	US$	10,000,000
PAG-P Asia Fund L.P.	Cayman Islands	PO Box 472 2nd Floor, Harbour Place 103 South Church Street George Town, Grand Cayman KY1-1106 Cayman Islands	US$	15,000,000
PA Grand Opportunity Limited	British Virgin Islands	Commence Chambers P.O. Box 2208 Road Town, Tortola British Virgin Islands	US$	40,000,000

Schedule 2

EXHIBIT A
FORM OF CONVERTIBLE NOTE

Exhibit A

EXHIBIT B

FORM OF OPINION OF CAYMAN ISLANDS COUNSEL

Exhibit B

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit C

EXHIBIT D

FORM JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Purchaser”) in accordance with the Convertible Note Purchase Agreement dated as of June 6, 2016 (the “Purchase Agreement”) between Bitauto Holdings Limited (the “Company”), PA Grand Opportunity Limited and the Purchasers named therein. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Purchase Agreement.

The Joining Purchaser hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Purchaser shall be deemed to be a party to the Purchaser Agreement as of June 6, 2016 and shall, subject to the written consent of the Company as indicated below, have all or part of the corresponding rights and obligations of a “Purchaser” thereunder as if it had executed the Purchase Agreement. The Joining Purchaser hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Purchase Agreement.

Joining Purchaser

By:
Name:
Position:

Consent by Bitauto Holdings Limited

By:
Name:
Position:

[Date]

Exhibit D